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                                                                    EXHIBIT 4(c)

March 13, 1998


Mr. Robert K. Floyd
8404 Burkwood Cove
Austin, Texas 78735


     RE:  Amended and Restated Non-qualified Supplemental Retirement Benefit

Dear Mr. Floyd:

You and the Company have previously entered into an Amended and Restated Non-Qualified Supplemental Retirement Plan dated as of May 1, 1995 (the "Plan"), and the Company and you now are desirous of amending and restating the Plan in its entirety, as follows:

In consideration of services rendered and to be rendered by you to the Company, the Company hereby agrees to pay a Non-qualified Supplemental Retirement Benefit ("Benefit") to you and your spouse upon the following terms and conditions:

1. The Terms defined in this Paragraph 1. shall, for all purposes of this Agreement, have the meanings herein specified unless the context otherwise specifies or requires:

     a. "AGREEMENT" shall mean this amended and restated Agreement and subsequent written amendments.

     b. "ACTUARIAL EQUIVALENT" shall mean a benefit of equivalent value to the benefit it replaces hereunder and shall be determined using the mortality table and interest assumptions used for determining actuarial equivalent benefits under the Retirement Plan as of a given date.

     c. "BONUS" shall mean if your termination should occur prior to December 1/st/ of any year, the amount of bonus payable pursuant to the provisions of subsection h. shall be calculated based upon the average bonus actually earned by you during the two calendar years immediately preceding the year of your termination or, if such termination should occur thereafter, such bonus shall be equal to the actual amount of bonus calculated to be payable to you during the year of your termination.

     d. "BENEFIT" shall mean a monthly retirement income payable in the form of a single life annuity, commencing at your Normal Retirement Date, and shall be equal to:

               (i) fifty percent (50%) of your Final Average Monthly Compensation (derived from your Eligible Earnings, as defined at paragraph h.) at such given date, less
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Mr. Robert K. Floyd
March 13, 1998
Page 2 of 6

               (ii) the amount of monthly retirement income then payable to you under the Retirement Plan as a single life annuity, but not less than zero;

          multiplied by your Vested Percentage, multiplied by a fraction (not to exceed one) in which the numerator is your years of Credited Service at the first day of the month coincidental with or next following the date of your retirement or termination of employment, or the 62nd anniversary of your date of birth, whichever is earlier, and the denominator is the years of Credit Service that you would accrue at the first day of the month coincidental with or next following the 62nd anniversary of your date of birth, assuming in each case that you had begun your employment with the Company on December 21, 1991.

     e. "CAUSE" shall mean termination of employment with the Company for your conviction of a crime involving misconduct or moral turpitude, whether or not directed against the Company.

     f. "COMPANY" shall mean Tracor, Inc., or its subsidiaries and their respective successors and assigns.

     g.   "EARLY RETIREMENT" shall mean retirement prior to your sixty-fifth
          (65th) birthday so long as it occurs not before the first day of the month coincident with or next following your fifty-fifth (55th) birthday, and after you have been a full-time employee with the Company for at least five (5) years subsequent to December 27, 1991.

     h. "ELIGIBLE EARNINGS" shall mean the following items paid or payable by the Company to you: (i) all compensation classified as base pay including any amounts deferred pursuant to the provisions of Sections 401(k) or 125 of the Internal Revenue Code, PLUS (ii) Bonuses (as defined herein); (iii) commissions; (iv) contributions made by you and/or the Company on your behalf (excluding matching contributions) to any deferred compensation plan.

     i. "EMPLOYMENT AGREEMENT" shall mean that certain Amended and Restated Employment Agreement between you and the Company dated November 22, 1996.

     j. "FINAL AVERAGE MONTHLY COMPENSATION" shall mean your average monthly Eligible Earnings from the Company for the thirty-six (36) months immediately preceding your termination of employment.

     k. "NORMAL RETIREMENT DATE" shall mean the first day of the month coincident with or next following your retirement from full-time employment with the Company, or your sixty-fifth (65th) birthday, whichever occurs later.
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Mr. Robert K. Floyd
March 13, 1998
Page 3 of 6

     l. "RETIREMENT PLAN" shall mean the Retirement Plan for Employees of Tracor, Inc. and Its Affiliates, as amended from time to time, or any successor pension plan which is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, and which is maintained by Tracor, Inc. and in effect on the date of your retirement or termination of employment.

     m.   "SPOUSE" shall mean your undersigned spouse only.

     n. "VESTED PERCENTAGE" shall mean twenty percent (20%) per year, for each year of full time employment with the Company subsequent to December 21, 1991, not to exceed 100%.

2. On your Normal Retirement Date, you shall be eligible to receive your Benefit, payable monthly beginning on the first day of the month coincident with or next following your Normal Retirement Date, and ending as of the payment made immediately preceding your death. After your death, your Spouse, if living, shall be entitled to one half of your Benefit until his/her death.

3. If and when you qualify for Early Retirement, the Benefit payable to you hereunder commencing on the first day of the month coincident with or next following the date of your Early Retirement shall be an amount equal to your Benefit payable pursuant to Paragraph 2. hereof except that such Benefit shall be reduced by an amount equal to the factor specified below, based upon your attained age (to the nearest month) at your Early Retirement date (using straight line interpolation if your Early Retirement date is not a whole number of years):

         Attained Age on early retirement   Reduction Factor
        ----------------------------------  ----------------
                  62 or older                   1.000
                  61                             .933
                  60                             .867
                  59                             .833
                  58                             .800
                  57                             .760
                  56                             .700
                  55                             .640

     After your death, your Spouse, if living, shall be entitled to one-half of your benefit until his/her death.

4. If you die subsequent to the date hereof and are still an employee of the Company at your date of death, your Vested Percentage will be deemed to be 100%, and your Spouse, if living, shall be entitled to receive, commencing on the first day of the month coincident with or next following the date of your death, either:
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Mr. Robert K. Floyd
March 13, 1998
Page 4 of 6

     a. if you had attained age fifty-five (55) as of the date of your death, a monthly benefit equal to the product of fifty percent (50%) of the Benefit that would have been payable to you if you had retired under the provisions of Paragraph 2. or 3. above, whichever is applicable, or

     b. if you had not attained age fifty-five (55) as of the date of your death, an amount that is the Actuarial Equivalent, based upon the earlier date of the commencement of payments, of fifty percent (50%) of the Benefit that would have been payable to you if you had retired pursuant to the provisions of Paragraph 3. above.

5. Any provisions in this Agreement to the contrary notwithstanding, if your employment with the Company is terminated by the Company without Cause at any time subsequent to your date of initial employment with the Company, or if during the term of the Employment Agreement your employment should be terminated by you for Good Reason (as defined in the Employment Agreement), you shall be entitled to one of the following: (a) the monthly benefits for normal retirement or Early Retirement as provided under Paragraph 2. or Paragraph 3., respectively, whichever is applicable, determined as of your date of termination of employment, payable commencing on the first day of the month coincident with or next following such date of termination; (b) if you have not yet reached your Normal Retirement Date, and you so elect, the monthly benefits determined under Paragraph 2. as if your employment continued to your Normal Retirement Date payable beginning as of your Normal Retirement Date; or (c) an amount payable immediately upon your termination in the form of a lump sum in the amount equal to the Actuarial Equivalent of the benefit set forth in clause (a) above (including the Actuarial Equivalent of the contingent annuity payable to your Spouse after your death which is equal to one-half of such Benefit). Your Vested Percentage will be deemed to be 100%. If you do not elect to receive a lump sum payment, then, after your death, your Spouse, if living, shall be entitled to one-half of your Benefit until her death.

6. No Benefits under this Agreement shall be payable to your heirs, executors, administrators, or estate subsequent to the date of your death (other than the Benefits your Spouse is entitled to receive hereunder) and no Benefits under this Agreement will be payable to your Spouse's heirs, executors, administrators, or estate subsequent to the date of his/her death.

7. The Company shall not be obligated hereunder to make any contributions to or to pay to any trustee any cash or other property of any kind for the purpose of funding its obligation under this Agreement. All amounts paid hereunder shall be paid in cash from the general accounts of the Company or in the form of such other funding vehicle as the Company shall provide, provided that all assets paid into any funding vehicle hereunder shall remain subject to the general creditors of the employer and neither you nor your spouse shall acquire any interest greater than that of an unsecured creditor in any assets of the Company or in any investment reserves, accounts, or funds that the Company may
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Mr. Robert K. Floyd
March 13, 1998
Page 5 of 6

     purchase, establish, or accumulate for the purpose of paying benefits hereunder. You shall not have any right, title, or interest whatever in or to, or any preferred claim in or to, any investment reserves, accounts, or funds that the company may purchase, establish, or accumulate to aid in providing the payments described herein. Nothing contained herein and no action taken pursuant to the provisions hereof shall create or be construed to create a trust or a fiduciary relationship of any kind between the Company and you or any other person.

8. Nothing herein contained shall be construed to give you the right to be retained in the employ of the Company or to interfere with the right of the Company to terminate your employment at any time.

9. No right or interest of any kind in the Agreement shall be transferable or assignable by you or your Spouse, or subject to alienation, encumbrance, garnishment, attachment, execution, or levy of any kind, voluntary or involuntary.

10. The Company hereby agrees that in the event of a merger or consolidation of the Company with any other corporation, or in the event of the sale of all or substantially all the assets of the Company, the successor corporation shall be required by the Company to assume the obligations of the Company hereunder.

11. This Agreement constitutes the entire Agreement pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No covenant, representation, or condition not expressed in this Agreement shall effect or be effective to interpret, change, or restrict the express provisions of this Agreement.

If the foregoing accurately reflects your understanding or your agreement with the Company with respect to the matters to which it pertains, please acknowledge and accept same with your Spouse in the spaces below provided for this purpose on the enclosed copy of this letter and return it to the Company for its records, at which time this Agreement shall become effective, as of the date hereof.

Very truly yours,



James B. Skaggs
President

JBS:cdm
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Mr. Robert K. Floyd
March 13, 1998
Page 6 of 6

AGREED:



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Robert K. Floyd




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Spouse